Exhibit 10.9

                              EMPLOYMENT AGREEMENT


        EMPLOYMENT AGREEMENT (the "Agreement") made and entered as of October 21, 2005 by and among Branded Media Corporation (the "Company"), a Nevada corporation, and Brian J. Pussilano (the "Executive").

                                   BACKGROUND

        The parties desire to enter into an employment agreement and to set forth herein the terms and conditions of the Executive's employment by the Company. Accordingly, in consideration of the mutual covenants and agreements set forth herein and the mutual benefits to be derived herefrom, and intending to be legally bound hereby, the Company and the Executive agree as follows:

     1. Employment.
        ----------

        a. Duties. The Company shall employ the Executive, on the terms set forth in this Agreement, as President of Executive Media Network, a wholly-owned subsidiary of the Company ("EMN"). The Executive accepts such employment with the Company and the Executive shall perform and fulfill such duties as are reasonable and necessary for such position and will devote his efforts to the performance and fulfillment of his duties and to the advancement of the interests of the Company, subject only to the direction, approval, control and directives of the Board of Directors of the Company (the "Board"); provided, however, that the Executive may make passive investments in other business ventures so long as such other ventures are not competitive with the business of the Company. It is hereby understood that the Executive will report directly to the Chief Executive Officer and the Board of Directors of the Company.

        b. Place of Performance. In connection with his employment by the Company, the Executive shall be based in the borough of Manhattan, except for required travel on Company business.

     2. Term.
        ----

        a. Commencement. The Executive's employment under this Agreement shall be for a three-year term (the "Term") commencing on October 21, 2005.

     3. Compensation.
        ------------

        a. Base Salary. During the Term, the Executive shall be entitled to receive an annual salary (the "Base Salary") as follows:

           i) for the period commencing October 21, 2005 to October 20, 2006, $300,000;

           ii) for the period commencing October 21, 2006 to October 20, 2007, $350,000;

           iii) for the period commencing October 21, 2007 to October 20, 2008, $400,000;

payable in installments at such times as the Company customarily pays its other senior executive employees (but in any event no less often than twice per month).

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


        b. In the event of a change in control such as would require the Company to file a Form 8-K with the Securities and Exchange Commission if the Company was a reporting company, the Executive shall be entitled to (1) a lump sum payment equal to the Base Salary, plus a lump sum bonus equal to five (5) times the largest bonus paid to Executive under this Agreement and (2) immediate acceleration of any and all unvested Company stock options (which provision shall be reflected in the grant of Company stock options to Executive).

        c. [LEFT BLANK INTENTIONALLY].

        d. Bonus. The parties shall mutually agree upon an annual cash flow projection for EMN's business. If EMN's business meets the agreed upon projected cash flow, the Executive shall be entitled to an annual bonus equal to his Base Salary for that year (i.e., in Year 1 - $300,000). To the extent EMN's actual cash flow is greater than or is less than the projected cash flow, Executive shall be paid a proportionately greater or lesser percentage of his Base Salary for that year in the form of a bonus; provided, however, that the Executive's annual bonus in any given year shall be no less than ten percent (10%) of the Executive's Base Salary for such year. For example, if EMN's actual cash flow is 75% of the projection, Executive shall be paid a bonus equal to 75% of his Base Salary - which would be $225,000 in Year 1. Conversely, if EMN's actual cash flow is 125% of the projection, Executive shall be paid a bonus equal to 125% of his Base Salary - which would be $375,000 in Year 1. The annual bonus shall be paid no later than January 15 with respect to the immediately previous calendar year, or part thereof. For the avoidance of doubt, for the period October 21, 2005 to December 31, 2005, Executive shall be entitled to 25% of the bonus otherwise payable pursuant to the foregoing provisions (with respect to 25% of the agreed-upon projected cash flows of EMN for the period January 1, 2005 to December 31, 2005 as the "yardstick" against which performance is to be measured). Thereafter, the measuring period for the annual bonus determination shall be EMN's performance for the applicable calendar year.

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


        e. Life Insurance. Branded Media shall pay for Executive's personal life insurance policy, currently in force, in the amount of $1.5 million (estimated cost: $8,000 per annum). Executive shall designate the beneficiary of the policy.

     4. Reimbursement of Expenses.
        -------------------------

        a. The Executive shall be reimbursed for all items of travel, entertainment and miscellaneous expenses which the Executive reasonably incurs in connection with the performance of his duties hereunder, provided that the Executive submit to the Company such statements and other evidence supporting said expenses as the Company may reasonably require. Executive shall be entitled to business class travel on all transcontinental and transatlantic flight and accommodations when traveling for Company business, as well as car service to and from all airports.

     5. Health Insurance and Other Benefits.
        -----------------------------------

        a. During the Term, the Executive shall be entitled to all employee benefits offered by the Company to its senior executives and key management employees, including, without limitation, all pension, profit sharing, retirement, stock options, salary continuation, deferred compensation, disability insurance, hospitalization insurance major medical insurance medical reimbursement survivor income, life insurance or any other benefit plan or arrangement established and maintained by the Company, subject to the rules and regulations then in effect regarding participation therein.

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


     6. Grant of Common Stock Purchase Warrant.
        --------------------------------------

        Upon the execution of this Agreement, the Company shall grant to Executive a Common Stock Purchase Warrant to purchase One Million (1,000,000) shares of the Company's common stock at a price of $ .50 per share. The form of warrant is attached to this Agreement as Schedule "A".

     7. Employee Incentive Stock Option Plan.
        ------------------------------------

        The Executive will also be eligible to participate in the Company's Employee Incentive Stock Option Plan when approved by the Board, with vesting on a monthly basis over no greater than a two year period, as well as one hundred percent (100%) acceleration of any and all unvested Company stock options upon a change of control, as set forth in Section 3(b)(ii) above.

     8. Vacations.
        ---------

        The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which he is so employed), with up to two (2) weeks allowed to be carried over in any given calendar year, prorated as applicable on the same basis as set forth above. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

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


     9. Termination of Employment.
        -------------------------

        a. Death or Total Disability. In the event of the death of the Executive during the Term, this Agreement shall terminate as of the date of the Executive's death. Salary for the remaining Term shall be paid to Executive's beneficiary or estate, as well as payment in respect of accrued but unused vacation and reimbursement of any outstanding expenses. In the event of the Total Disability (as that term is defined below) of the Executive for any consecutive twelve months during the Term, the Company shall have the right to terminate this Agreement by giving the Executive thirty (30) days prior written notice thereof, and upon the expiration of such thirty (30) day period, the Executive' employment under this Agreement shall terminate. In the event of such termination, the salary for the remaining Term shall be paid to Executive. If the Executive shall resume his duties within thirty (30) days after receipt of such a notice of termination, this Agreement shall continue in full force and effect. Upon termination of this Agreement under this Section 9(a), the Company shall have no further obligations or liabilities under this Agreement, except to pay to the Executive's estate or the Executive, as the case may be, the portion of salary that remains unpaid for the Term, including applicable increases, Minimum Bonus for each calendar year or part thereof, and continuation of benefits, as well as payment in respect of accrued but unused vacation and reimbursement of any outstanding expenses, as set forth herein.

        The term "Total Disability," as used herein, shall mean a mental or physical condition which in the reasonable opinion of an independent medical doctor selected by the Company and approved by Executive or, if Executive is mentally incapacitated, by Executive's duly appointed guardian, in each case acting reasonably, renders the Executive unable or incompetent to carry out the material duties and responsibilities of the Executive under this Agreement at the time the disabling condition was incurred. If the Executive is covered under any policy of disability insurance under paragraph 5, the definition of Total Disability hereunder shall be the definition of that term in such policy.

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


        b. Termination for Cause. The Executive's services under this Agreement may be terminated for cause where during the term of employment Executive engages in the following conduct: (a) embezzlement, intoxication or illegal drug use which materially interferes with job performance on an ongoing basis, wrongful disclosure of Company's confidential information which directly results in material harm to the Company, gross negligence in performance of duties, receipt of any rebate, kickback or other remuneration or consideration from any party that conducts business with Company other than reasonable and customary incidentals for an executive such as meals, tickets to live events, invites to parties/benefits, promotional trips, etc.; (b) material breach of this Agreement; or (c) failure to perform competently, in the Board's sole discretion, the customary duties of the President of EMN, provided, however, that in the case of clauses (b) and (c) above, Executive shall have been afforded an opportunity to address the Board directly and answer any allegations, criticisms or other questions which form the basis for termination for cause hereunder; and, provided, further, that if the basis for termination for cause hereunder is capable of being cured, Executive shall be afforded a reasonable and good faith opportunity to cure. In such circumstances, Executive shall be entitled to severance pay in the amount of the annual salary earned in the full calendar year immediately preceding termination. Payment in such circumstance shall be made in equal monthly installments beginning fifteen (15) days from the date of termination; provided, however, that the Company shall be required to post a letter of credit in form and substance reasonably satisfactory to the Executive and issued by a bank with a credit rating no less than "A", in the absence of which payment shall be made in a lump sum on the date of termination.

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


        c. Termination without Cause. The Company may unilaterally terminate this Agreement for any reason in its sole discretion in the absence of a Termination for Cause. In such circumstances, Executive shall be entitled to receive all compensation and benefits payable to Executive pursuant to this Agreement through the end of Term including Base Salary, Minimum Bonus, health, medical and dental benefits (i.e., the Company shall make COBRA payments on behalf of the Executive through the end of the Term), as well as payment in respect of accrued by unused vacation and reimbursement of any outstanding expenses. In addition, any and all unvested Company stock options shall immediately vest and be exercisable, and Executive shall have no less than eighteen (18) months following termination to elect whether or not to exercise any or all of such stock options.

        d. Termination for Good Reason. The Executive may resign from time to time and at any time, upon not less than one (1) month written notice to the Board, for Good Reason. In such circumstances, the Executive shall be entitled to receive all compensation and benefits payable to Executive pursuant to this Agreement through the end of the Term, including Base Salary, Minimum Bonus, health, medical and dental benefits (i.e., the Company shall make COBRA payments on behalf of the Executive through the end of the Term), as well as payment in respect of accrued by unused vacation and reimbursement of any outstanding expenses. In addition, any and all unvested Company stock options shall immediately vest and be exercisable, and Executive shall have no less than eighteen (18) months following termination to elect whether or not to exercise any or all of such stock options.

        "Good Reason" shall mean (I) a reduction in, or failure to pay, the Executive's Base Salary or Minimum Bonus, as each is then in effect, (ii) the relocation of the Executive's principal place of employment to a location outside of the Borough of Manhattan, (iii) material reduction in the Executive's

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


duties or responsibilities, (iv) reduction in title, (v) change in reporting (i.e., if Executive should be required to report to any person/body other than directly to the CEO or to the Board) or (vi) a material breach by the Company or any of its affiliates of any other provision of this Agreement in each case which failure is not cured within fifteen (15) days from receipt of written notice thereof.

     10. No Mitigation.
         -------------

        The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of his employment by another employer.

     11. Restrictive Covenant.
         --------------------

        a. Trade Secrets. During the Term hereof and after termination for any reason Executive shall not disclose, divulge, copy or otherwise use any trade secret of the Company or its subsidiaries, it being acknowledged that all such information and materials compiled or obtained by or disclosed to Executive while employed by the Company hereunder or otherwise are confidential and the exclusive property of the Company, and if applicable, its wholly-owned subsidiaries.

        b. Injunctive Relief. The parties hereto agree that the remedy at law for any breach of the provision of this paragraph 11 will be inadequate and that the Company shall be entitled to injunctive relief. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights and remedies Company might have for such breach.

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


     12. Indemnity.
         ---------

        The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against any claim, action, demand, loss, damage, cost, expense, liability or penalty arising out of any act, failure to act, omission or decision by him while performing services as an officer, director or employee of the Company, other than as act, omission or decision by the Executive which constitutes an act of gross negligence or willful misconduct. To the extent permitted by law, the Company shall pay all attorney's fees, expenses and costs actually incurred by the executive in connection with the defense of any of the claims referenced herein.

     13. Operational Issues.
         ------------------

        The Company and the Executive hereby agree that 50% of the cash flow generated by the operations of EMN shall be left in EMN for its working capital and operational uses, and shall not be upstreamed to the Company in any form.

     14. Miscellaneous.
         -------------

        a. Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall either be hand-delivered to the other party or mailed to the addresses set forth below by registered or certified mail, return receipt requested, or sent by overnight express mail or courier or facsimile to such address, if a party has a facsimile machine. Notice shall be deemed to have been given and received when so hand-delivered or after

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


three business days when so deposited in the U.S. Mail, or when transmitted and received by facsimile or sent by express mail properly addressed to the other party. The addresses are:


To the Company:

Joseph J. Coffey, Esq.
Branded Media Corporation
425 Madison Avenue - Penthouse
New York, NY 10017

To the Executive:

Brian J. Pussilano
446 Hamburg Road
Lyme, Connecticut  06371



The foregoing addresses may be changed at any time by written notice given in the manner herein provided.

        b. Integration; Modification. This Agreement constitutes the entire understanding and agreement between the Company and the Executive regarding its subject matter and supersedes all prior negotiations and agreements, whether oral or written, between them with respect to the subject matter of employment. This Agreement may not be modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.

        c. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

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


        d. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, including their respective heirs, executors, successors and assigns, except that this Agreement may not be assigned by the Executive.

        e. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

        f. Governing Law and Interpretation. This Agreement shall be governed by the internal laws of the State of New York. Each of the Parties agrees that he or it, as the case may be, shall deal fairly and in good faith with the other party in performing, observing and complying with the covenants, promises, duties, obligations, terms and conditions to be performed, observed or complied with by him or it, as the case may be, hereunder, and that this Agreement shall be interpreted, construed and enforced in accordance with the foregoing covenant notwithstanding any law to the contrary.

        g. Headings. The headings of the various sections and paragraphs have been included herein for convenience only and shall not be considered in interpreting this Agreement.

        h. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.



                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Agreement has been executed by the Executive and on behalf of the Company by its duly authorized officer on the date first above written.


                                                  BRANDED MEDIA CORPORATION

                                                  /s/  Joseph J. Coffey
                                                  ------------------------------
                                                  Joseph J. Coffey
                                                  Chief Operating Officer


ACKNOWLEDGED AND AGREED:

/s/  Brian J. Pussilano
------------------------
Brian J. Pussilano
Executive